                                                                    EXHIBIT 99.1



                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                               63 WEST MAIN STREET
                             SPRINGFIELD, OHIO 45502
                                 (513) 324-5736

                      NOTICE OF SPECIAL MEETING OF MEMBERS


        Notice is hereby given that a Special Meeting of Members of Home City Federal Savings Bank of Springfield ("Home City") will be held at the office of Home City, 63 West Main Street, Springfield, Ohio, on December 19, 1996, at _____ __.m., local time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Summary Proxy
Statement:


                 1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached to the Summary Proxy Statement as Exhibit A, pursuant to which Home City would convert from a mutual savings bank chartered under the laws of the United States to a permanent capital stock savings bank chartered under the laws of the United States (the "Conversion") and become a wholly-owned subsidiary of Home City Financial Corporation, an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by Home City in the Conversion;

                 2. To consider and act upon a resolution to adopt the Federal Stock Charter of Home City, a copy of which is attached to the Plan as
        Exhibit I;

                 3. To consider and act upon a resolution to adopt the Federal Stock Bylaws of Home City, a copy of which is attached to the Plan as
        Exhibit II; and

                 4. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.


        Only those members of Home City who have a savings deposit at Home City at the close of business on October 31, 1996, and borrowers of record on May 1, 1996, whose loans remain outstanding on October 31, 1996, are members of Home City entitled to notice of and to vote at the Special Meeting and any adjournments thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO CONSIDER THE ACCOMPANYING SUMMARY PROXY STATEMENT CAREFULLY, TO COMPLETE THE ENCLOSED PROXY CARD(S) AND TO RETURN THE COMPLETED PROXY CARD(S) TO HOME CITY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE(S) WILL BE COUNTED.


                                 By Order of the Board of Directors




                                 Douglas L. Ulery,
                                 President
Springfield, Ohio
November 12, 1996

                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                               63 WEST MAIN STREET
                             SPRINGFIELD, OHIO 45502
                                 (513) 324-5736


                             SUMMARY PROXY STATEMENT

                                  INTRODUCTION


        The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of Home City Federal Savings Bank of Springfield (the "Bank") for use at a Special Meeting of Members of Home City to be held at the office of Home City, 63 West Main Street, Springfield, Ohio, on December 19, 1996, at ________ __.m., local time, and at any adjournments thereof (the "Special Meeting"). The Special Meeting is being held for the following purposes:


                 1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached to the Summary Proxy Statement as Exhibit A, pursuant to which Home City would convert from a mutual savings bank chartered under the laws of the United States to a permanent capital stock savings bank chartered under the laws of the United States (the "Conversion") and become a wholly-owned subsidiary of Home City Financial Corporation, an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by Home City in the Conversion (the "Holding Company");

                 2. To consider and act upon a resolution to adopt the Federal Stock Charter of Home City, a copy of which is attached to the Plan as
        Exhibit I;

                 3. To consider and act upon a resolution to adopt the Federal Stock Bylaws of Home City, a copy of which is attached to the Plan as
        Exhibit II; and

                 4. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

        The Board of Directors of Home City has unanimously adopted the Plan. The Plan has also been approved by the Office of Thrift Supervision (the "OTS"), subject to the approval of the Plan by the members of Home City at the Special Meeting and the satisfaction of certain other conditions.

        The approval of the Plan will have the effect of (i) terminating the voting rights of the present members of Home City and (ii) modifying, and eventually eliminating, their right to receive any surplus in the event of a complete liquidation of Home City. Except for certain rights in the special liquidation account established by the Plan (the "Liquidation Account"), such voting and liquidation rights after the Conversion will vest exclusively in the holders of the common shares of HCFC. See "THE CONVERSION - Principal Effects of the Conversion."

        During and upon the completion of the Conversion, Home City will continue to provide services to depositors and borrowers pursuant to its current policies, at its existing office. In addition, Home City will continue to be a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and savings accounts at Home City will continue to be insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC").


        This Summary Proxy Statement is dated November 12, 1996, and is first being mailed to members of Home City, together with the Prospectus of HCFC dated November 12, 1996 (the "Prospectus"), in respect of the common shares of HCFC to be issued in connection with the Conversion (the "Common Shares"), on or about November 20, 1996.

                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

        All depositors, including beneficiaries of Individual Retirement Accounts ("IRAs") at Home City, having a savings account of record with Home City on October 31, 1996 (the "Voting Record Date"), and all borrowers of record on the Voting Record Date whose loans were outstanding on May 1, 1996, are members of Home City eligible to vote at the Special Meeting and at any adjournments thereof ("Voting Members"). Voting Members who are depositors will be entitled to cast one vote for each $100, or fraction thereof, of the withdrawable value of their savings accounts on the Voting Record Date. Voting Members who are borrowers will be entitled to cast one vote each. No Voting Member may cast more than 1,000 votes.

        A savings account or a loan account in which one or more persons has an interest shall be deemed to be held by only one Voting Member for the purpose of voting at the Special Meeting. Any questions as to the eligibility of a member to vote, the number of votes allocated to each Voting Member or any other matter relating to voting will be resolved at the time of the Special Meeting by reference to the records of Home City.

         Home City records disclose that, as of the Voting Record Date, there were _______________ votes entitled to be cast at the Special Meeting, a majority of which are required to approve the Plan. A majority of the votes cast at the Special Meeting are also necessary to adopt the Federal Stock Charter and Federal Stock Bylaws of Home City.


                                     PROXIES

        Voting Members may vote in person or by proxy at the Special Meeting. For Voting Members wishing to vote in person, ballots will be distributed at the Special Meeting. For Voting Members wishing to vote by proxy at the Special Meeting, the enclosed Proxy may be completed and given in accordance with this Summary Proxy Statement. Any other proxy held by Home City will not be used by Home City for the Special Meeting.

        A Proxy will be voted in the manner indicated thereon or, in the absence of specific instructions, will be voted FOR the approval of the Plan, FOR the adoption of the Amended Articles and FOR the adoption of the Amended Constitution. Without affecting any vote previously taken, a Voting Member may revoke a Proxy at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving Home City notice of revocation in writing or in open meeting at the Special Meeting. Attendance at the Special Meeting will not, of itself, revoke a Proxy.

        Proxies may be solicited by the directors, officers and employees of Home City in person or by telephone, telegraph or mail, for use only at the Special Meeting and any adjournments thereof and will not be used for any other meeting. The cost of soliciting Proxies will be borne by Home City.


             MANAGEMENT'S RECOMMENDATIONS AND REASONS FOR CONVERSION

         THE BOARD OF DIRECTORS RECOMMENDS THAT MEMBERS VOTE FOR THE APPROVAL OF THE PLAN AND FOR THE ADOPTION OF THE FEDERAL STOCK CHARTER AND FEDERAL STOCK BYLAWS.

         In unanimously adopting the Plan, the Board of Directors determined that Home City will derive substantial benefits from the Conversion and that the Conversion is in the best interests of Home City, its members and the public. The principal factors considered by Home City's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the numerous competitive disadvantages which Home City faces if it continues in mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention and regulatory uncertainty. If Home City is to continue to grow and prosper, the mutual form of organization is the least desirable from a competitive standpoint. Although Home City does not have any specific acquisitions planned at this time, the Conversion will position Home City to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, Home City cannot wait until an acquisition is imminent to begin the conversion process.

         As an increasing number of Home City's competitors convert to stock form and can use stock based compensation programs, Home City, as a mutual, is at a disadvantage when it comes to attracting and retaining qualified management. Home City believes that the ESOP for all employees and the Home City Financial Corporation 1997 Stock Option and Incentive Plan (the "Stock Option Plan") and the Home City Financial Corporation Recognition and Retention Plan (the "RRP") for directors and management are important tools, even though Home City will be required to wait until after the Conversion to implement the Stock Option Plan and the RRP.

         Another benefit of the Conversion will be an increase in capital. Notwithstanding Home City's current capital position, the importance of higher levels of capital cannot be ignored. As has been amply demonstrated in the past, changing accounting principles, interest rate shifts and changing regulations can threaten even well-capitalized institutions. As a mutual institution, Home City can only increase capital through retained earnings or the issuance of subordinated debentures, which do not count as Tier I capital for regulatory capital purposes. Capital that may seem unnecessary now may support future growth and help Home City withstand future threats to its capital.

         In view of the competitive disadvantages and the ongoing debate about the future of mutual institutions in the wake of regulatory consolidation and other forces, Home City is choosing to reject the uncertainty inherent in the mutual structure in favor of the more widely used, recognized and understood stock form of ownership.

         The Conversion will also give members of Home City, at their option, the opportunity to become shareholders of HCFC. No member of Home City will be obligated to subscribe or not to subscribe to common shares of HCFC (the "Common Shares") by voting on the Plan, nor will any member's deposit account be converted into Common Shares by such vote. After completion of the Conversion, Home City will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

         Upon the consummation of the Conversion the Federal Stock Charter of Home City, a copy of which is attached to the Plan as Exhibit I, and the Federal Stock Bylaws, a copy of which is attached to the Plan as Exhibit II, will be the Charter and Bylaws of Home City as a stock savings bank.


                              THE BUSINESS OF HCFC

         HCFC was incorporated under Ohio law in August 1996 at the direction of Home City for the purpose of serving as the holding company for Home City. HCFC has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. HCFC has received approval of the OTS to acquire the capital stock to be issued by Home City in the Conversion. Upon the consummation of the Conversion, HCFC will be a unitary savings and loan holding company, the principal assets of which will initially be the capital stock of Home City, a loan to the ESOP for the purchase of Common Shares and the investments made with the proceeds retained by HCFC from the sale of Common Shares. See "USE OF PROCEEDS." As a savings and loan holding company, HCFC will be required to register with, and will be subject to examination and supervision by, the OTS. See "REGULATION - OTS Regulations -- Holding Company Regulation" in the Prospectus. The types of business activities in which a unitary savings and loan holding company may engage are virtually unrestricted. See "RISK FACTORS - Legislation and Regulation Which May Adversely Affect Home City's Earnings" in the Prospectus.

         The office of HCFC is located at 63 West Main Street, Springfield, Ohio 45502, and its telephone number is (513) 324-5736.

                            THE BUSINESS OF HOME CITY

         Home City is a federal mutual savings bank which has served the Springfield, Ohio, area since 1925. Originally formed under the name "Home City Savings and Loan Association," Home City changed its name to "Home City Federal Savings Bank" on May 1, 1996. As a federal savings bank chartered under the laws of the United States, Home City is subject to supervision and regulation by the OTS and the FDIC and is a member of the FHLB of Cincinnati. The deposits of Home City are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION" in the Prospectus.

         Home City is principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential and nonresidential real estate located in Home City's primary lending area and investing in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, and municipal securities. Home City also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units), commercial, consumer and nonresidential real estate. The origination of consumer loans, including unsecured loans and loans secured by deposits, constitutes a growing portion of Home City's lending activities. Loan funds are obtained primarily from deposits, which are insured up to applicable limits by the FDIC, and loan and mortgage-backed securities repayments. See "THE BUSINESS OF HOME CITY - Lending Activities; and - Investment Activities" in the Prospectus.


         Interest on loans and mortgage-backed securities is Home City's primary source of income. The principal expense of Home City is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of Home City, which is the difference between interest earned on loans and mortgage-backed securities and interest paid on deposits. Like most thrift institutions, Home City's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY" in the Prospectus.

         Home City conducts business from its office at 63 West Main Street, Springfield, Ohio 45502. The telephone number of Home City is (513) 324-5736. See "THE BUSINESS OF HOME CITY" in the Prospectus.


                                 THE CONVERSION

         THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF HOME CITY ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

         On September 3, 1996, the Board of Directors of Home City unanimously adopted a Plan of Conversion and recommended that the voting members of Home City approve the Plan at the Special Meeting to be held on ___________, 1996. During and upon completion of the Conversion, Home City will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

         Based on the current Valuation Range, between 612,000 and 952,200 Common Shares are expected to be offered in the Subscription Offering and the Community Offering in which preference will be given to natural persons residing in Clark County, Ohio, at a price of $10 per share. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of shares sold in connection with the Conversion will be determined upon completion of the Conversion in the sole discretion of the Board of Directors based upon the final determination of the pro forma market value of Home City at the completion of the Subscription Offering and the Community Offering. See "Pricing and Number of Common Shares to be Sold."


         The Common Shares will be offered in the Subscription Offering to (1) each account holder of Home City who, as of June 30, 1995, had a Qualifying Deposit ("Eligible Account Holders"), (2) the ESOP, (3) each account holder of Home City who, as of September 30, 1996, had a Qualifying Deposit ("Supplemental Eligible Account Holders"), and (4) each account holder of Home City having a savings deposit of record with Home City on October 31, 1996 (the "Voting Record Date"), and each borrower of record on the Voting Record Date whose loan was outstanding on May 1, 1996 (such depositors and borrowers as of October 31, 1996, collectively, the "Voting Members"). Any Common Shares not subscribed for in the Subscription Offering may be sold to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Clark County, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by Home City with the approval of the OTS. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Board of Directors of Home City will consult with the OTS to determine an appropriate alternative method of selling unsubscribed Common Shares. No alternative sales methods are currently planned.


         OTS regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of Home City. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond Home City's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of Home City, together with corresponding changes in the aggregate offering price and the net proceeds realized by HCFC from the sale of the Common Shares. In such circumstances, Home City may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, Home City will be required to charge all Conversion expenses against current earnings.


         The following is a summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which may be inspected at each office of Home City and at the office of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, and copies of the Registration Statement may be obtained from the Securities and Exchange Commission (the "SEC"). See "ADDITIONAL INFORMATION AND ORDER FORMS."


PRINCIPAL EFFECTS OF THE CONVERSION

         VOTING RIGHTS. Savings account holders who are members of Home City in its mutual form will have no voting rights in Home City as converted and will not participate, therefore, in the election of directors or otherwise control Home City's affairs. After the Conversion, voting rights in Home City will be vested exclusively in HCFC as the sole shareholder of Home City. Voting rights in HCFC will be held exclusively by its shareholders. Each holder of HCFC's Common Shares will be entitled to one vote for each Common Share owned on any matter to be considered by HCFC's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

         SAVINGS ACCOUNTS AND LOANS. Savings accounts in Home City, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in Home City, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with Home City.


         TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by Home City of a private letter ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. Home City intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease, which opinion is an exhibit to the Registration Statement on Form S-1 (File No. 333-12501) filed with the SEC by HCFC, addressing the following federal tax consequences, which are all of the material federal tax consequences of the
Conversion:


                 (1) The Conversion constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Home City in its mutual form or in its stock form as a result of the Conversion. Home City in its mutual form and Home City in its stock form will each be a "party to a reorganization" within the meaning of Section 368(B) of the Code;

                 (2) No gain or loss will be recognized by Home City upon the receipt of money from HCFC in exchange for the capital stock of Home City, as converted;

                 (3) The assets of Home City will have the same basis in its hands immediately after the Conversion as it had in its hands immediately prior to the Conversion, and the holding period of the assets of Home City after the Conversion will include the period during which the assets were held by Home City before the Conversion;

                 (4) No gain or loss will be recognized to the deposit account holders of Home City upon the issuance to them, in exchange for their respective withdrawable deposit accounts in Home City immediately prior to the Conversion, of withdrawable deposit accounts in Home City immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in Home City immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of Home City, as described below;

                 (5) The basis of the withdrawable deposit accounts in Home City held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in Home City immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members (hereinafter defined) will be zero (assuming that at distribution such rights have no ascertainable fair market value);

                 (6) No gain or loss will be recognized to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

                 (7) The basis of the Common Shares purchased by members of Home City pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

                 (8) For purposes of Section 381 of the Code, Home City will be treated as if there had been no reorganization. The taxable year of Home City will not end on the effective date of the Conversion and, immediately after the Conversion, Home City in its stock form will succeed to and take into account the tax attributes of Home City in its mutual form immediately prior to the Conversion, including Home City's earnings and profits or deficit in earnings and profits;

                 (9) The bad debt reserves of Home City in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of Home City in its stock form as a result of the Conversion, and immediately after the Conversion such bad debt reserves will have the same character in the hands of Home City in its stock form as they would have had if there had been no Conversion. Home City in its stock form will succeed to and take into account the dollar amounts of those accounts of Home City in its mutual form which represent bad debt reserves in respect of which Home City in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

                 (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of Home City available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of Home City will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.


         Home City has received an opinion from Keller & Company, Inc. ("Keller") to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.


         For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

                 (1) Home City is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

                 (2) Home City is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Home City's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

                 (3) As a "financial institution," Home City is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

                 (4) The Conversion will not be a taxable transaction to Home City in its mutual or stock form for purposes of the Ohio corporate franchise tax; however, as a consequence of the Conversion, the annual Ohio corporate franchise tax liability of Home City will increase if the taxable net worth of Home City (i.e., book net worth computed in accordance with GAAP at the close of Home City's taxable year for federal income tax purposes) increases thereby; and

                 (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of Home City in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member is urged to consult his or her own tax advisor with respect to the effect of such tax consequences on his or her own particular facts and circumstances.

         LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of Home City in its present mutual form, each depositor in Home City would receive a pro rata share of any assets of Home City remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in Home City at the time of liquidation.

         In the event of a complete liquidation of Home City in its stock form after the Conversion, each savings depositor as of June 30, 1995, and September 30, 1996, would have a claim of the same general priority as the claims of all other general creditors of Home City. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of Home City above that amount. Such assets would be distributed to HCFC as the sole shareholder of Home City.

         For the purpose of granting a limited priority claim to the assets of Home City in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at Home City after the Conversion, Home City will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of Home City as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. For this purpose, Home City shall use the regulatory capital figure no later than that set forth in its latest statement of financial condition contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of Home City.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be.

         The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of Home City subsequent to the respective record dates the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the converted Home City (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to HCFC as the sole shareholder of Home City. Any assets remaining after satisfaction of such liquidation rights and the claims of Home City's creditors would be distributed to HCFC as the sole shareholder of Home City. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

         The Boards of Directors of Home City and HCFC will interpret the Plan. To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of Home City and HCFC will be final. The Plan may be amended by the Boards of Directors of Home City and HCFC at any time before completion of the Conversion with the concurrence of the OTS. If Home City and HCFC determine upon advice of counsel and after consultation with the OTS that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

         The completion of the Conversion requires the approval of the Plan and the adoption of the Federal Stock Charter and Federal Stock Bylaws by the Voting Members of Home City at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and Home City will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS.

SUBSCRIPTION OFFERING

         THE SUBSCRIPTION OFFERING WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON THE SUBSCRIPTION EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT HCFC HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

         Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to HCFC that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

         The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of Home City at the Special Meeting.

         The preference categories for the allocation of Common Shares, which have been established by the Plan in accordance with applicable regulations, are as follows:

                  Category 1. Eligible Account Holders will receive, without payment, nontransferable subscription rights to purchase up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

                  If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all subscribing Eligible Account Holders on such date. No fractional shares will be issued. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the ESOP set forth in the following paragraph.

                  Category 2. The ESOP will receive, without payment, nontransferable subscription rights to purchase up to 10% of the Common Shares sold in connection with the Conversion. The subscription rights of the ESOP will be subordinate to the subscription rights in Category 1, except that if the final pro forma market value of Home City exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes due to an oversubscription in Category 1, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of HCFC. If the ESOP purchases authorized but unissued shares from HCFC, such purchases would have a dilutive effect on the interests of HCFC's shareholders.

                  Category 3. Supplemental Eligible Account Holders, will receive, without payment, non-transferable subscription rights to purchase up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in
        Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

                  If the exercise of subscription rights in this Category 3 results in an over-subscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total

        Qualifying Deposits of all subscribing Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

                  Subscription rights received in this Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

                  Category 4. All Voting Members who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Eligible Members") will receive nontransferable subscription rights to purchase Common Shares in an amount up to the greater of the amount permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares." In the event of an oversubscription in this Category 4, the available shares will be allocated among subscribing Other Eligible Members on an equitable basis in the same proportion that their respective subscriptions bear to the total amount of all subscriptions in this Category 4.

                  Subscription rights received in this Category 4 will be subordinate to the subscription rights in Categories 1 through 3.

         The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sales of the shares subscribed for would be in violation of any applicable statutes, regulations or rules.

         HCFC will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require HCFC or its officers or directors, to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The term "resident" as used herein with respect to the Subscription Offering means any person who, on the date of submission of a stock order form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of Home City and HCFC.

COMMUNITY OFFERING

         Concurrently with the Subscription Offering, HCFC is hereby offering Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 952,200 Common Shares, Common Shares may not be available for purchase in the Community Offering. All sales of Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering. THE COMMUNITY OFFERING MAY BE TERMINATED AT ANY TIME AFTER ORDERS FOR AT LEAST 952,200 COMMON SHARES HAVE BEEN RECEIVED, BUT IN NO EVENT LATER THAN ___________, 1996 (THE "COMMUNITY EXPIRATION DATE"), WITHOUT THE CONSENT OF THE OTS.

         In the event shares are available in the Community Offering, members of the general public may purchase up to 1% of the Common Shares sold, which is 9,522 Common Shares at the maximum of the Valuation Range, as adjusted. See "Limitations on Purchases of Common Shares." If an insufficient number of shares is available to fill all of the orders received in the Community Offering, the available shares will be allocated in a manner to be determined by the Board of Directors of HCFC, subject to the following:

                 (i) Preference will be given to natural persons who are residents of Clark County, Ohio, the county in which the offices of Home City are located;

                 (ii) Orders received in the Community Offering will first be filled up to a maximum of 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled;

                 (iii) No person, together with any Associate and persons Acting in Concert, may purchase more than 2% of the Common Shares; and

                 (iv) The right of any person to purchase Common Shares in the Community Offering is subject to the right of HCFC and Home City to accept or reject such purchases in whole or in part.

         The term "resident" as used herein with respect to the Community Offering means any natural person who, on the date of submission of a stock order form, maintained a bona fide residence within, as appropriate, Clark County or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

         The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent such shares are available, the minimum number of shares that may be purchased by any party is 25. No fractional shares will be issued.


         No person, together with Associates and persons Acting in Concert, may purchase more than 2% of the Common Shares. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Home City, purchase limitations may be increased or decreased at the sole discretion of the Boards of Directors of HCFC and Home City at any time. If such amount is increased, persons who subscribed for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. The Boards of Directors of HCFC and Home City may, in their sole discretion, increase the maximum purchase limitation referred to above up to 10%, provided that orders for shares exceeding 5% of the shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the Conversion. In the event that the purchase limitation is decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.


         "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose." Persons shall be presumed to be Acting in Concert with each other if: (i) both are purchasing Common Shares in the Conversion and are (a) executive officers, directors, trustees, or any one who performs, or whose nominee or representative performs, a similar policy making function at a company (other than Home City or HCFC) or principal business units or subsidiaries of a company, or (b) any person who directly or indirectly owns or controls 10% or more of the stock of a company (other than Home City or HCFC); or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. In addition, if a person is presumed to be Acting in Concert with another person, then the person is presumed to Act in Concert with anyone else who is, or is presumed to be, Acting in Concert with that other person.

         For purposes of the Plan, (i) the directors of Home City are not deemed to be Acting in Concert solely by reason of their membership on the Board of Directors of Home City; (ii) an associate of a person (an "Associate") is (a) any corporation or organization (other than Home City) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Home City. Executive officers and directors of Home City and their Associates may not purchase, in the aggregate, more than 34.9% of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of Home City.

         Purchases of Common Shares are also subject to the change in control regulations of the OTS. Such regulations restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons Acting in Concert. See "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS Federal Law and Regulation" in the Prospectus.

         After the Conversion, Common Shares, except for shares purchased by officers and directors of HCFC, will be freely transferable, subject to OTS regulations. See "Restrictions on Transferability of Common Shares by Directors and Officers."

PLAN OF DISTRIBUTION


         The offering of the Common Shares is made only pursuant to this Prospectus, which is available to all eligible subscribers by mail. See "ADDITIONAL INFORMATION AND ORDER FORMS." Additional copies are available at the offices of Home City. Sales of Common Shares will be made primarily by registered representatives affiliated with Webb. HCFC will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of HCFC and Home City to participate in the sale of Common Shares, in clerical capacities, providing administrative support in effecting sales transactions or answering questions relating to the proper execution of the Stock Order Form, except that officers, directors and employees will not participate in the sale of Common Shares to residents of any state in which such persons have not met such state's requirements for participation. Management of Home City may answer questions regarding the business of Home City. Other questions of prospective purchasers, including questions as to the nature of the investment, will be directed to registered representatives. Management and the employees of Home City have been instructed not to solicit offers to purchase Common Shares or to provide advice regarding the purchase of Common Shares. No officer, director or employee of HCFC or Home City will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.


         To assist HCFC in marketing the Common Shares, HCFC has retained Webb, which are broker-dealers registered with the SEC and members of the National Association of Securities Dealers, Inc. (the "NASD"). Webb will consult with and advise HCFC and assist with the sale of the Common Shares on a best efforts basis in connection with the Conversion. The services to be rendered by Webb include assisting HCFC in conducting the Subscription Offering and the Community Offering and educating Home City personnel about the Conversion process. Webb is not obligated to purchase any of the Common Shares.


         For its services, Webb has been paid a management fee in the amount of $25,000. Webb will also receive a commission equal to 1.5% of the aggregate purchase price paid for Common Shares sold in the Conversion, excluding purchases by Home City's directors, executive officers, and Associates of such directors and executive officers, and the ESOP. If Webb and HCFC deem necessary, Webb may enter into agreements with other NASD members ("Selected Dealers") for assistance in the sale of the Common Shares, in which event Webb and such Selected Dealers will receive a commission not to exceed 5.5% of the purchase price of Common Shares sold, if any, by the Selected Dealer. In addition, HCFC will reimburse Webb for certain expenses, including reasonable legal fees. Webb is not obligated to purchase any Common Shares.


         HCFC and Home City have agreed to indemnify Webb and its directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of HCFC or Home City with its consent in connection with, or in contemplation of, the Conversion, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to Home City by Webb expressly for use in the Summary Proxy Statement or the Prospectus.

         The Common Shares will be offered principally by the distribution of this Prospectus and through activities conducted at the Conversion Information Center, which will be located at the office of Home City. The Conversion Information Center will be staffed by one or more of Webb's employees, who will be responsible for mailing materials relating to the Offering, responding to questions regarding the Conversion and the Offering and processing stock orders.

         A conspicuous legend that the Common Shares are not a federally-insured or guaranteed deposit or account appears on all offering documents used in connection with the Conversion and will appear on the certificates representing the Common Shares. Any person purchasing Common Shares will be required to execute the Stock Order Form certifying such person's knowledge that the Common Shares are not federally-insured or guaranteed and that the purchaser has received a Prospectus and understands the investment risk involved.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

         If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that until a date specified in the notice, they have the right to increase, decrease or rescind their subscriptions for Common Shares. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF STOCK ORDER FORMS


         Subscriptions for Common Shares in the Subscription Offering and the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to HCFC at 63 West Main Street, Springfield, Ohio 45502-1309, by mail or in person, prior to 4:00 p.m., Eastern Time, on December 13, 1996, a properly executed and completed original Stock Order Form, together with full payment of the subscription price of $10 for each share for which subscription is made. Photocopies or telecopies of Stock Order Forms will not be accepted. See "ADDITIONAL INFORMATION AND ORDER FORMS." THE FAILURE TO DELIVER A PROPERLY EXECUTED ORIGINAL ORDER FORM AND FULL PAYMENT IN A MANNER BY WHICH THEY ARE ACTUALLY RECEIVED BY HCFC NO LATER THAN 4:00 P.M. ON THE SUBSCRIPTION EXPIRATION DATE WILL PRECLUDE THE PURCHASE OF COMMON SHARES IN THE OFFERING.


         AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY HCFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF HCFC, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR (II) THE FINAL VALUATION OF HOME CITY, AS CONVERTED, IS LESS THAN $6,120,000 OR MORE THAN $9,522,000. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST.

PAYMENT FOR COMMON SHARES

         Payment of the subscription price for all Common Shares for which subscription is made must accompany all completed Stock Order Form in order for subscriptions to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person, (ii) by check, bank draft or money order payable to the order of Home City, or (iii) by authorization of withdrawal from savings accounts in Home City (other than non-self-directed IRAs). Wire transfers will not be accepted. Home City cannot lend money or otherwise extend credit to any person to purchase Common Shares, other than the ESOP.

         Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits. Interest will be paid by Home City on such accounts at Home City's passbook rate, currently ____% annual percentage yield, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

         Instructions for authorizing withdrawals from savings accounts are provided in the Stock Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be cancelled and the remaining balance will earn interest at Home City's passbook rate subsequent to the withdrawal.

         Persons who are beneficial owners of IRAs maintained at Home City do not personally have subscription rights related to such account. The account itself, however, may have subscription rights. In order to utilize funds in an IRA maintained at Home City, the funds must be transferred to a self-directed IRA that permits the IRA funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the IRA to use funds from such account to purchase Common Shares in connection with the Conversion. Persons who are interested in utilizing IRAs at Home City to subscribe for Common Shares should contact the Home City Conversion Center at (513) 324-3830 for instructions and assistance.

         Subscriptions will not be filled by HCFC until subscriptions have been received in the Subscription Offering and the Community Offering for up to 612,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to HCFC for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. Subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. Certificates representing Common Shares will be delivered promptly thereafter.

         If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

         The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of Home City and their Associates. For purposes of this table, it has been assumed that 720,000 Common Shares will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. The number of Common Shares purchased may decrease or increase if fewer than 720,000 Common Shares are sold in connection with the Conversion. See "Pricing and Number of Common Shares to be Sold."


                                                                  Percent           Aggregate
                                                 Total            of total           purchase
Name                                            shares            offering             price
----                                            ------            --------             -----

John D. Conroy                                   14,400             2.0%             $144,000
P. Clark Engelmeier                              14,400             2.0               144,000
James Foreman                                    14,400             2.0               144,000
Terry A. Hoppes                                  14,400             2.0               144,000
Douglas L. Ulery                                 14,400             2.0               144,000
Gary E. Brown                                     2,000             0.3                20,000
JoAnn Holdeman                                    1,000             0.1                10,000
                                                -------           -----            ----------

   Total                                         75,000            10.4%             $750,000
                                                 ======            ====              ========

         All purchases by executive officers and directors of Home City are made for investment purposes only and with no intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

         The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of Home City. Keller, a firm which evaluates and appraises financial institutions, was retained by Home City to prepare an appraisal of the estimated pro forma market value of Home City as converted. Keller will receive a fee of $15,000 for its appraisal, which amount includes out-of-pocket expenses.

         The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of Home City and the economic and demographic conditions in Home City's existing market area; the quality and depth of Home City's management and personnel; certain historical financial and other information relating to Home City and a comparative evaluation of the operating and financial statistics of Home City with those of other thrift institutions; the aggregate size of the offering; the impact of the Conversion on Home City's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions; the effect of Home City becoming a subsidiary of HCFC; and general conditions in the markets for such stocks.


         Keller's valuation of the estimated pro forma market value of Home City, as converted, is $7,200,000 as of September 6, 1996 (the "Pro Forma Value"). HCFC will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of shares to be issued. Applicable regulations also require, however, that the appraiser establish the Valuation Range of 15% on either side of the Pro Forma Value to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of commencement of the Subscription Offering until the completion of the Conversion.


         As of September 6, 1996, the Valuation Range was from $6,120,000 to $8,280,000, which, based upon a per share offering price of $10, will result in the sale of between 612,000 and 828,000 Common Shares. In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of Home City is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, or is not more than 15% above the maximum point of the Valuation Range, HCFC will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Board of Directors consistent with the Valuation Range. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

         THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY HOME CITY AND ITS INDEPENDENT AUDITORS. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY HOME CITY AND ITS INDEPENDENT AUDITORS, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF HOME CITY OR HCFC. THE VALUATION CONSIDERS HOME CITY ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF HOME CITY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES WITHIN THE ESTIMATED PRICE RANGE.

         A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606, and at each of the offices of Home City.

RESTRICTION ON REPURCHASE OF COMMON SHARES

         Federal regulations prohibit HCFC from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of HCFC's outstanding capital stock during a twelve-month period. In addition, after such a repurchase, Home City's regulatory capital must equal or exceed all regulatory capital requirements. Before commencement of such a program, HCFC must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of Home City or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following Conversion.

RESTRICTIONS ON TRANSFERABILITY OF COMMON SHARES BY DIRECTORS AND OFFICERS

         Common Shares purchased by directors or executive officers of HCFC or their Associates will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by HCFC to directors, executive officers and their Associates will bear a legend giving appropriate notice of the restriction imposed upon the transfer of such Common Shares. In addition, HCFC will give appropriate instructions to the transfer agent (if any) for HCFC's Common Shares in respect of the applicable restriction for transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

         Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of HCFC or Home City, or any of their Associates, may purchase any common shares of HCFC without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of HCFC or shares acquired by any stock benefit plan of Home City or HCFC.

         The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Securities Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of HCFC may be resold without registration. Common Shares received by affiliates of HCFC will be subject to resale restrictions. An "affiliate" of HCFC, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, HCFC. Rule 144 generally requires that there be publicly available certain information concerning HCFC and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of HCFC or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the Voting Members of Home City or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.

                                 USE OF PROCEEDS

         The following table presents the estimated gross and net proceeds from the sale of the Common Shares in connection with the Conversion based on the Valuation Range:

                                                                                                             Maximum,
                                       Minimum                Mid-point               Maximum              as adjusted
                                       -------                ---------               -------              -----------

Gross proceeds                       $6,120,000              $7,200,000             $8,280,000              $9,522,000
Less estimated expenses                 357,000                 372,000                387,000                 404,000
                                     ----------              ----------             ----------              ----------
Total net proceeds                   $5,763,000              $6,828,000             $7,893,000              $9,118,000
                                     ==========              ==========             ==========              ==========

The net proceeds from the sale of the Common Shares may be outside the Valuation Range, depending upon financial and market and regulatory conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses are estimated assuming that (a) all of the indicated number of Common Shares are sold in the Subscription Offering; (b) the directors, officers and their Associates purchase 75,000 Common Shares and
(c) the ESOP purchases 8% of the Common Shares sold. Actual expenses may be more or less than estimated. See "THE CONVERSION - Plan of Distribution."

         HCFC will retain 50% of the net proceeds from the sale of the Common Shares, or approximately $3,414,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which HCFC intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used to fund the RRP and will be invested in short-term and intermediate-term government securities. The remainder of the net proceeds received from the sale of the Common Shares, $3,414,000 at the mid-point of the Valuation Range, will be invested by HCFC in the capital stock to be issued by Home City to HCFC as a result of the Conversion. Such investment will increase the regulatory capital of Home City and will permit Home City to expand its lending and investment activities and to enhance customer services.

         Home City anticipates that such net proceeds initially will be invested in short-term interest-bearing deposits in other financial institutions. Eventually, however, Home City will attempt to use the net proceeds to originate mortgage, consumer and other loans in Home City's market areas and may also use the proceeds from the Conversion to expand operations through the establishment of a branch office, which would include space for administrative operations. Home City estimates that the cost of establishing a new branch would be approximately $1.25 million, including land acquisition and construction costs. Although HCFC and Home City could use the increase in capital which will result from the Conversion to acquire other financial institutions or for HCFC to repurchase its own outstanding shares, HCFC and Home City have no current plans or agreements, written or oral, and are not negotiating, to acquire any other institution and have no current plans for HCFC to repurchase any of its shares. See "THE BUSINESS OF HOME CITY" in the Prospectus.


                            MARKET FOR COMMON SHARES

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Home City. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

         HCFC has received approval to have the Common Shares quoted on The Nasdaq Small Cap Market under the symbol "____" upon the closing of the Conversion, subject to certain conditions which HCFC and Home City believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, Webb has informed Home City that Keefe, Bruyette & Woods, Inc., intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Limited Market for the Common Shares" in the Prospectus.

                                 DIVIDEND POLICY

         The declaration and payment of dividends by HCFC will be subject to the discretion of the Board of Directors of HCFC and will be based on the earnings and financial condition of HCFC and general economic conditions. In an effort to manage the capital of HCFC, the Board of Directors may determine that the payment of a regular or special cash dividend or both may be prudent. No assurance can be given that any dividend will be declared or that any dividend, if declared, will continue in the future.

         Other than earnings on the investment of the proceeds retained by HCFC, the only source of income of HCFC will be dividends periodically declared and paid by the Board of Directors of Home City on the common stock of Home City held by HCFC. The declaration and payment of dividends by Home City to HCFC will be subject to the discretion of the Board of Directors of Home City, to the earnings and financial condition of Home City, to general economic conditions and to federal restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, Home City will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY - Liquidity and Capital Resources" in the Prospectus. Home City may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings associations.

         Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. The capital distribution regulation adopts a 3-tier classification of associations based upon their capital immediately before and, on a pro forma basis, after giving effect to the capital distribution. A tier 1 association is an association which has capital immediately before and after giving effect to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement. A tier 2 association is an association which has capital immediately before and after giving effect to a capital distribution which is equal to or in excess of its minimum capital requirement, but is less than the amount of its fully phased-in capital requirement. A tier 3 association is an association which fails to meet its minimum capital requirement immediately before or after giving effect to a capital distribution.


         A tier 1 association may make capital distributions equal to up to the higher of (1) 100% of its net earnings to date during the calendar year in which the distribution is made, plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year or (2) 75% of its net income over the most recent four-quarter period. The "surplus capital ratio" is the percentage by which an association's capital-to-assets ratio exceeds Home City's ratio of fully phased-in capital requirement to assets. A tier 2 association may make capital distributions up to 75% of its net earnings over the most recent four-quarter period, if Home City meets the current risk-based capital standard. A tier 3 association may make capital distributions only with the prior written approval of the Regional Director of the OTS or in accordance with an approved capital plan.

         If an association meeting the tier 1 criteria has been notified by the OTS that Home City requires more than normal supervision, such association will be treated as a tier 2 or tier 3 association, unless the OTS determines that such treatment is not necessary to ensure Home City's safe and sound operation. Moreover, the OTS may prohibit any capital distribution otherwise permitted by the regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY - Liquidity and Capital Resources" in the Prospectus.


         At June 30, 1996, Home City met the fully phased-in capital requirement. Other than the earnings on the investment of proceeds retained by HCFC, the only source of income of HCFC will be dividends periodically declared and paid by the Board of Directors of Home City on the common stock of Home City held by HCFC. The payment of dividends by Home City will be subject to various regulatory restrictions. On a pro forma basis, as of June 30, 1996, assuming (i) receipt by Home City of $3.4 million of net conversion proceeds, (ii) the investment of such net proceeds in assets having a risk weighting of 20% and
(iii) the establishment of a Liquidation Account in the amount of $5.4 million (the regulatory capital of Home City at June 30, 1996), Home City would have $4.19 million available for the payment of dividends to HCFC. See "REGULATORY CAPITAL COMPLIANCE" in the Prospectus.


                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL


         The Articles of Incorporation of HCFC authorize the issuance of five million common shares and one million preferred shares. The common shares and the preferred shares authorized by HCFC's Articles of Incorporation have no par value. Upon receipt by HCFC of the purchase price therefor and subsequent issuance thereof, each Common Share will be fully paid and nonassessable. The Common Shares of HCFC will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.


         None of the preferred shares of HCFC will be issued in connection with the Conversion. The Board of Directors of HCFC is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

         The following is a summary description of the rights of the common shares of HCFC, including the material express terms of such shares as set forth in HCFC's Articles of Incorporation.

LIQUIDATION RIGHTS

         In the event of the complete liquidation or dissolution of HCFC, the holders of the Common Shares will be entitled to receive all assets of HCFC available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of HCFC, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account.

VOTING RIGHTS

         The holders of the Common Shares will possess exclusive voting rights in HCFC, unless preferred shares are issued. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares.

         Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of HCFC have been amended to eliminate cumulative voting. See "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS Articles of Incorporation of HCFC -- Elimination of Cumulative Voting" in the Prospectus.

DIVIDENDS

         The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY" and "TAXATION - Federal Taxation" in the Prospectus for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

         After the consummation of the Conversion, no shareholder of HCFC will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

         See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by HCFC; "THE CONVERSION - Restrictions on Transferability of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS" in the Prospectus for information regarding regulatory restrictions on acquiring Common Shares.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         Each director of Home City receives a retainer fee of $1,000 per month for service as a director of Home City. In addition, the Chairman of the Board of Directors receives an additional fee of $150 per month. Edgar Witten, a Director Emeritus, receives a fee of $200 per month.

         Four of Home City's directors participate in a deferred compensation plan whereby payment of part or all of such their directors' fees is deferred. Home City records the deferred fees as expenses and in a liability account. Interest is periodically credited on each account. Each director is fully vested in his account, and the balance is payable upon termination of directorship prior to death or retirement. Home City has provided for the contingent liability created by the deferred compensation plan by purchasing a single-premium universal life insurance policy on each director. Upon retirement or death, a director or his estate will receive the benefits payable pursuant to the policy on his life.

         The following table presents certain information regarding the cash compensation received by the President and Chief Executive Officer of Home City. No other executive officer of Home City received compensation exceeding $100,000 during the fiscal year ended June 30, 1996.


SUMMARY COMPENSATION TABLE

              -------------------------------------------------------------------------------------------------
                                                                  Annual Compensation
                                                            ---------------------------------
              Name and Principal              Fiscal Year                                        All Other
              Position                       ended June 30    Salary ($)(1)     Bonus ($)      Compensation(2)

              -------------------------------------------------------------------------------------------------
              Douglas L. Ulery                   1996           $100,000        $30,000            $3,338
                President and Chief
                Executive Officer
              -------------------------------------------------------------------------------------------------

-----------------------------

(1) Includes directors' fees of $12,000. Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Home City of providing such benefits to Mr. Ulery was less than 10% of his cash compensation.

(2) Consists of Home City's contribution to Mr. Ulery's 401(k) defined contribution plan account.


                                     EXPERTS

         The consolidated financial statements of Home City as of June 30, 1996 and 1995, and for the years ended June 30, 1996, 1995 and 1994, included in this Prospectus have been audited by Robb, Dixon, Francis, Davis, Oneson & Company, certified public accountants, as stated in their report appearing herein and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         Keller has consented to the publication herein of the summary of its letter to Home City setting forth its opinion as to the estimated pro forma market value of Home City as converted and to the use of its name and statements with respect to it appearing herein.


                                LEGAL PROCEEDINGS

         Home City is not presently involved in any material legal proceedings. From time to time, Home City is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Home City.

                     ADDITIONAL INFORMATION AND ORDER FORMS

        The Prospectus contains the following: audited financial statements of Home City, including statements of income and retained earnings, for the three fiscal years ended June 30, 1996, 1995 and 1994; management's discussion and analysis of financial condition and results of operations of Home City; selected financial information of Home City for the five fiscal years ended June 30, 1996, 1995, 1994, 1993 and 1992; information concerning the capitalization of Home City; a description of Home City's lending, savings and investment activities; and additional information about the business and financial condition of Home City. A copy of the Prospectus accompanies this Summary Proxy Statement. To obtain an additional copy of the Prospectus, contact Home City's Conversion Information Center at (513) 324-5736.


        The Subscription Offering will commence on November 20, 1996, and end at 4:00 p.m., Eastern Time, on December 13, 1996. Stock Order Forms for purchases of Common Shares in the Subscription Offering must be received by Home City on or before 4:00 p.m. Eastern Time, December 13, 1996.